EXHIBIT 10.3

EXECUTIVE COMPENSATION PLAN

Plan Year 2006

Randal Tofteland

I.              Annual Base Salary $350,000   (Effective January 1, 2006)

II.            Performance Incentive Bonus (IB): $325,000 annually.  Your 2006 Incentive Bonus will be paid quarterly based on the following criteria:

•      100% of the Performance Incentive bonus is based on the achievement of the annual operating profit targets for SoftBrands, Inc.

	Operating Profits	Payment Eligibility
YTD Q1 (Oct – Dec 05)	1st Quarter Target	25%
YTD Q2 (Jan – Mar 06)	2nd Quarter Target	50%
YTD Q3 (Apr – Jun 06)	3rd Quarter Target	75%
YTD Q4 (Jul – Sep 06)	Annual Target	100%

Performance Incentive Payments – 12.5% of your annual bonus will be paid quarterly based on the attainment of the annual operating profit metric.   Payments from prior quarters that were not achieved will be paid if YTD targets are achieved.

Threshold for Operating Profit Goal – SoftBrands must achieve 90% of the targeted operating profit goal to be eligible for the bonus payments.  If SoftBrands achieves 90% of the targeted goal, you will be eligible for 50% of your targeted incentive bonus.   For achievement of each percentage above 90%, you will receive an additional 5% of your target to a maximum of 100%.  For each percentage achieved in excess of 100% of the annual target, you will receive an additional 1% of your targeted incentive.

III.           Should you leave the company for any reason; any bonus “not yet received” will be forfeited.